Exhibit 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS SECOND-QUARTER 2012 FINANCIAL RESULTS

Loan Originations Increase 22 Percent,

Operating Expenses Drop

NEWARK, Del., July 18, 2012 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released second-quarter 2012 financial results that included increased private education loan originations and lower operating expenses compared with the year-ago period.

“We continue to grow our private credit business and find productivity gains in challenging economic conditions,” said Albert L. Lord, vice chairman and CEO. “We head into this academic year with loan products that promote and reward in-school payments. The performance of these loans over recent years foreshadows better credit ratings for our customers and lower defaults for Sallie Mae.”

For the second-quarter 2012, GAAP net income was $292 million ($.59 diluted earnings per share), compared with net loss of $6 million ($.02 diluted loss per share) for the year-ago quarter.

Core earnings for the quarter were $243 million ($.49 per diluted share), compared with $260 million ($.48 per diluted share) in the year-ago period. Versus the prior-year quarter, earnings benefited from a $48 million lower loan loss provision and a $29 million operating expense reduction. Debt repurchase gains were $20 million higher. However, the acceleration of $50 million of non-cash loan premium amortization in the quarter contributed to offset these improvements. This amount is attributable to approximately $4.5 billion of federally guaranteed student loans (approximately 3 percent of that portfolio) expected to be consolidated under the recently completed Special Direct Consolidation Loan Initiative. Net interest income declined by an additional $56 million primarily due to higher funding costs, which in turn was partly due to refinancing debt into longer term liabilities, and lower federally guaranteed student loan balances.

The company provides results on a core earnings basis because management utilizes this information in making management decisions. The changes in GAAP net income are driven by the same core earnings items discussed above as well as changes in mark-to-market unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP, but not in core earnings, results. Second-quarter 2012 and 2011 GAAP results included an $82 million gain and a $414 million loss, respectively, resulting from derivative accounting treatment compared to core earnings results.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

Quarterly core earnings improved to $85 million from $49 million in 2011, driven primarily by lower loan loss provision.

Private education loan portfolio highlights vs. second-quarter 2011 included:

•	Loan originations of $321 million, up 22 percent.

•	Provision for loan losses of $225 million, compared to $265 million.

•	Delinquencies of 90 days or more (as a percentage of loans in repayment) of 4.5 percent, vs. 4.6 percent.

•	Charge-off rate (as a percentage of loans in repayment) of 3.09 percent (annualized), vs. 3.71 percent.

•	A net interest margin, before loan loss provision, of 4.14 percent compared to 4.05 percent.

•	The portfolio balance, net of loan loss allowance, was $36 billion at the end of each period.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Business Services core earnings were $138 million in second-quarter 2012, compared with $140 million in the year-ago quarter.

Federally Guaranteed Student Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing portfolio of federally guaranteed student loans.

Core earnings for the segment were $44 million in second-quarter 2012, compared with the year-ago quarter’s $108 million. This quarter’s net interest income included the acceleration of $50 million of non-cash loan premium amortization as described above. The remaining decrease was primarily due to higher funding costs and lower net interest income resulting from the declining balance of the FFELP loan portfolio.

During the second-quarter 2012, the company acquired $1.9 billion of FFELP loans. At June 30, 2012, the company held $133 billion of FFELP loans compared with $143 billion at June 30, 2011.

Operating Expenses

Second-quarter operating expenses were $239 million in 2012, down from $268 million in the year-ago quarter primarily due to the current year benefit of cost-cutting efforts.

Funding and Liquidity

During second-quarter 2012, the company issued $2.7 billion in FFELP asset-backed securities (ABS), $2.0 billion in private education loan ABS, and $350 million of unsecured bonds.

Shareholder Distributions

In second-quarter 2012, Sallie Mae paid a common stock dividend of $0.125 per share, and authorized an additional $400 million to be utilized in its ongoing share repurchase program. In second-quarter 2012, the company repurchased 23.8 million shares of common stock at an aggregate purchase price of $341 million. During the first six months of 2012, the company repurchased 40.5 million shares at an aggregate purchase price of $609 million. At June 30, 2012, the company had $291 million of remaining share repurchase authorization.

Guidance

The company updated its guidance for 2012 results as follows:

•	Full-year 2012 private education loan originations of at least $3.2 billion.

•	Fully diluted 2012 core earnings per share of $2.15.

***

Sallie Mae reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts and the goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but not in core earnings results. The company provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, the company’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 (filed with the SEC on Feb. 27, 2012). Certain reclassifications have been made to the balances as of and for the three and six months ended June 30, 2011, to be consistent with classifications adopted for 2012, and had no effect on net income, total assets or total liabilities.

***

The company will host an earnings conference call tomorrow, July 19, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial (877) 356-5689 (USA and Canada) or dial (706) 679-0623 (international) and use access code 91287061 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available within two hours after the call’s conclusion. A telephone replay may be accessed two hours after the call’s conclusion through Aug. 1, by dialing (855) 859-2056 (USA and Canada) or (404) 537-3406 (international) with access code 91287061.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011, first-quarter Form 10-Q and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on its business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for its 25 million customers. With products and services that include college savings programs, scholarship search tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contact:

Media:	Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com Martha Holler, (302) 283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com Steven McGarry, (302) 283-4074, steven.j.mcgarry@SallieMae.com

# # #

Selected Financial Information and Ratios

(Unaudited)

	Quarters Ended			Six Months Ended
(Dollars and shares in millions, except per share data)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011

GAAP Basis
Net income (loss) attributable to SLM Corporation	$292	$112	$(6)	$403	$169
Diluted earnings (loss) per common share attributable to SLM Corporation	$.59	$.21	$(.02)	$.79	$.30
Weighted average shares used to compute diluted earnings (loss) per share	488	510	524	499	531
Return on assets	.64%	.24%	(.01)%	.44%	.18%

“Core Earnings” Basis(1)
“Core Earnings” attributable to SLM Corporation	$243	$284	$260	$527	$520
“Core Earnings” diluted earnings per common share attributable to SLM Corporation	$.49	$.55	$.48	$1.03	$.96
Weighted average shares used to compute diluted earnings per share	488	510	530	499	531
“Core Earnings” return on assets	.53%	.62%	.54%	.58%	.54%

Other Operating Statistics
Ending FFELP Loans, net	$132,833	$135,934	$142,635	$132,833	$142,635
Ending Private Education Loans, net	36,454	36,732	35,753	36,454	35,753

Ending total student loans, net	$169,287	$172,666	$178,388	$169,287	$178,388

Average student loans	$172,436	$174,942	$180,783	$173,689	$182,575

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				June 30, 2012 vs. March 31, 2012 Increase		June 30, 2012 vs. June 30, 2011 Increase
	Quarters Ended			(Decrease)		(Decrease)
(In millions, except per share data)	June 30, 2012	March 31, 2012	June 30, 2011	$	%	$	%
Interest income:
FFELP Loans	$777	$842	$850	$(65)	(8)%	$(73)	(9)%
Private Education Loans	616	625	600	(9)	(1)	16	3
Other loans	4	5	5	(1)	(20)	(1)	(20)
Cash and investments	6	5	5	1	20	1	20

Total interest income	1,403	1,477	1,460	(74)	(5)	(57)	(4)
Total interest expense	657	666	592	(9)	(1)	65	11

Net interest income	746	811	868	(65)	(8)	(122)	(14)
Less: provisions for loan losses	243	253	291	(10)	(4)	(48)	(16)

Net interest income after provisions for loan losses	503	558	577	(55)	(10)	(74)	(13)
Other income (loss):
Gains (losses) on derivative and hedging activities, net	6	(372)	(510)	378	102	516	101
Servicing revenue	92	97	93	(5)	(5)	(1)	(1)
Contingency revenue	87	90	86	(3)	(3)	1	1
Gains on debt repurchases	20	37	—	(17)	(46)	20	100
Other income (loss)	(2)	40	3	(42)	(105)	(5)	(167)

Total other income (loss)	203	(108)	(328)	311	288	531	162
Expenses:
Operating expenses	239	262	268	(23)	(9)	(29)	(11)
Goodwill and acquired intangible assets impairment and amortization expense	5	5	6	—	—	(1)	(17)
Restructuring expenses	3	5	2	(2)	(40)	1	50

Total expenses	247	272	276	(25)	(9)	(29)	(11)
Income (loss) from continuing operations before income tax expense (benefit)	459	178	(27)	281	158	486	1,800
Income tax expense (benefit)	168	67	(10)	101	151	178	1,780

Net income (loss) from continuing operations	291	111	(17)	180	162	308	1,812
Income from discontinued operations, net of tax expense	—	—	11	—	—	(11)	(100)

Net income (loss)	291	111	(6)	180	162	297	4,950
Less: net loss attributable to noncontrolling interest	(1)	(1)	—	—	—	(1)	(100)

Net income (loss) attributable to SLM Corporation	292	112	(6)	180	161	298	4,967
Preferred stock dividends	5	5	4	—	—	1	25

Net income (loss) attributable to SLM Corporation common stock	$287	$107	$(10)	$180	168%	$297	2,970%

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$.59	$.21	$(.04)	$.38	181%	$.63	1,575%
Discontinued operations	—	—	.02	—	—	(.02)	(100)

Total	$.59	$.21	$(.02)	$.38	181%	$.61	3,050%

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$.59	$.21	$(.04)	$.38	181%	$.63	1,575%
Discontinued operations	—	—	.02	—	—	(.02)	(100)

Total	$.59	$.21	$(.02)	$.38	181%	$.61	3,050%

Dividends per common share attributable to SLM Corporation	$.125	$.125	$.10	$—	—%	$.025	25%

	Six Months Ended June 30,		Increase (Decrease)
(In millions, except per share data)	2012	2011	$	%
Interest income:
FFELP Loans	$1,619	$1,727	$(108)	(6)%
Private Education Loans	1,241	1,204	37	3
Other loans	9	11	(2)	(18)
Cash and investments	10	10	—	—

Total interest income	2,879	2,952	(73)	(2)
Total interest expense	1,323	1,186	137	12

Net interest income	1,556	1,766	(210)	(12)
Less: provisions for loan losses	496	594	(98)	(16)

Net interest income after provisions for loan losses	1,060	1,172	(112)	(10)
Other income (loss):
Gains (losses) on derivative and hedging activities, net	(366)	(752)	386	(51)
Servicing revenue	189	191	(2)	(1)
Contingency revenue	176	164	12	7
Gains on debt repurchases	58	38	20	53
Other income	38	25	13	52

Total other income (loss)	95	(334)	429	128
Expenses:
Operating expenses	501	572	(71)	(12)
Goodwill and acquired intangible assets impairment and amortization expense	9	12	(3)	(25)
Restructuring expenses	8	5	3	60

Total expenses	518	589	(71)	(12)
Income from continuing operations before income tax expense	637	249	388	156
Income tax expense	235	90	145	161

Net income from continuing operations	402	159	243	153
Income from discontinued operations, net of tax expense	—	10	(10)	(100)

Net income	402	169	233	138
Less: net loss attributable to noncontrolling interest	(1)	—	(1)	(100)

Net income attributable to SLM Corporation	403	169	234	138
Preferred stock dividends	10	8	2	25

Net income attributable to common stock	$393	$161	$232	144%

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$.80	$.29	$.51	176%
Discontinued operations	—	.02	(.02)	(100)

Total	$.80	$.31	$.49	158%

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$.79	$.28	$.51	182%
Discontinued operations	—	.02	(.02)	(100)

Total	$.79	$.30	$.49	163%

Dividends per common share attributable to SLM Corporation	$.25	$.10	$.15	150%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	June 30, 2012	March 31, 2012	June 30, 2011

Assets
FFELP Loans (net of allowance for losses of $173; $180 and $189, respectively)	$132,833	$135,934	$142,635
Private Education Loans (net of allowance for losses of $2,186; $2,190 and $2,043, respectively)	36,454	36,732	35,753
Cash and investments	4,123	4,042	5,284
Restricted cash and investments	6,717	5,884	6,075
Goodwill and acquired intangible assets, net	467	471	480
Other assets	8,485	8,629	10,130

Total assets	$189,079	$191,692	$200,357

Liabilities
Short-term borrowings	$24,493	$27,123	$30,766
Long-term borrowings	155,476	155,588	160,765
Other liabilities	4,172	3,935	3,814

Total liabilities	184,141	186,646	195,345

Commitments and contingencies

Equity
Preferred stock, par value $.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $.20 per share, 1.125 billion shares authorized: 533 million; 532 million and 529 million shares, respectively, issued	107	106	106
Additional paid-in capital	4,196	4,182	4,114
Accumulated other comprehensive loss, net of tax benefit	(10)	(9)	(30)
Retained earnings	1,040	814	418

Total SLM Corporation stockholders’ equity before treasury stock	5,898	5,658	5,173
Less: Common stock held in treasury: 63 million; 39 million and 10 million shares, respectively	(967)	(620)	(170)

Total SLM Corporation stockholders’ equity	4,931	5,038	5,003
Noncontrolling interest	7	8	9

Total equity	4,938	5,046	5,012

Total liabilities and equity	$189,079	$191,692	$200,357

Consolidated Earnings Summary — GAAP-basis

Three Months Ended June 30, 2012 Compared with Three Months Ended June 30, 2011

For the three months ended June 30, 2012 and 2011, net income (loss) was $292 million, or $.59 diluted earnings per common share, and $(6) million, or $(.02) diluted (loss) per common share, respectively. The increase in net income was primarily due to a $516 million difference in net gains (losses) on derivative and hedging activities, a $48 million decrease in provisions for loan losses, a $29 million decrease in operating expenses, and a $20 million increase in gains on debt repurchases, which was partially offset by a $122 million decline in net interest income.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income declined by $122 million due to a combination of factors. Net interest income for the quarter was affected by the Special Direct Consolidation Loan Initiative that ended June 30, 2012, resulting in the acceleration of $50 million of non-cash loan premium amortization in the quarter related to approximately $4.5 billion of loans (approximately 3 percent of our FFELP portfolio) expected to consolidate. The remaining decrease was primarily due to higher funding costs, which in turn was partly due to refinancing debt into longer term liabilities, and a decline in FFELP Loans outstanding. The decline in FFELP Loans outstanding was driven by normal loan amortization as well as loans that were consolidated under ED’s Special Direct Consolidation Loan Initiative. (See “FFELP Loans Segment” for further discussion.)

•	Provisions for loan losses decreased by $48 million as a result of overall improvements in credit quality and delinquency and charge-off trends.

•

Gains (losses) on derivatives and hedging activities resulted in a net gain of $6 million in the current-quarter compared to a net loss of $510 million in the year-ago quarter. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivatives and hedging activities may continue to vary significantly in future periods.

•

Gains on debt repurchases increased $20 million as we repurchased more debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•	Operating expenses decreased $29 million primarily due to the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

•	The effective tax rates for the second quarters of 2012 and 2011 were 37 percent and 36 percent, respectively.

•

We repurchased 23.8 million shares during the second-quarter 2012 as part of our ongoing share repurchase program. Primarily as a result of these ongoing repurchases, our average outstanding diluted shares decreased during the quarter by 36 million shares.

Six Months Ended June 30, 2012 Compared with Six Months Ended June 30, 2011

For the six months ended June 30, 2012 and 2011, net income was $403 million, or $.79 diluted earnings per common share, and $169 million, or $.30 diluted earnings per common share, respectively. The increase in net income was primarily due to a $386 million decrease in net losses on derivative and hedging activities, a $98 million decrease in provisions for loan losses and a $71 million decrease in operating expenses, which was partially offset by a $210 million decline in net interest income.

The primary contributors to each of the identified drivers of changes in net income for the current six-month period compared with the year-ago six-month period are as follows:

•

Net interest income declined by $210 million due to a combination of factors. Net interest income for the quarter was affected by the Special Direct Consolidation Loan Initiative that ended June 30, 2012, resulting in the acceleration of $50 million of non-cash loan premium amortization in the quarter related to approximately $4.5 billion of loans (approximately 3 percent of our FFELP portfolio) expected to consolidate. The remaining decrease was primarily due to higher funding costs, which in turn was partly due to refinancing debt into longer term liabilities, and a decline in FFELP Loans outstanding. The decline in FFELP Loans outstanding was driven by normal loan amortization as well as loans that were consolidated under ED’s Special Direct Consolidation Loan Initiative. (See “FFELP Loans Segment” for further discussion.)

•	Provisions for loan losses decreased by $98 million as a result of overall improvements in credit quality and delinquency and charge-off trends.

•

Net losses on derivatives and hedging activities decreased by $386 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivatives and hedging activities may continue to vary significantly in future periods.

•	Contingency revenue increased by $12 million due to an increase in collections.

•

Gains on debt repurchases increased $20 million as we repurchased more debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Other income increased $13 million as a result of a $14 million increase in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by losses on derivative and hedging activities related to the derivatives used to economically hedge these debt instruments.

•	Operating expenses decreased $71 million primarily due to the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

•	The effective tax rates for the six months ended June 30, 2012 and 2011 were 37 percent and 36 percent, respectively.

•

We repurchased 40.5 million shares during the six months ended June 30, 2012, as part of our ongoing share repurchase program. Primarily as a result of these ongoing repurchases, our average outstanding diluted shares decreased by 32 million shares.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we internally review when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

The following tables show “Core Earnings” for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	Quarter Ended June 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$616	$—	$652	$—	$—	$1,268	$125	$1,393
Other loans	—	—	—	4	—	4	—	4
Cash and investments	2	2	3	1	(2)	6	—	6

Total interest income	618	2	655	5	(2)	1,278	125	1,403
Total interest expense	206	—	409	10	(2)	623	34	657

Net interest income (loss)	412	2	246	(5)	—	655	91	746
Less: provisions for loan losses	225	—	18	—	—	243	—	243

Net interest income (loss) after provisions for loan losses	187	2	228	(5)	—	412	91	503
Servicing revenue	12	230	22	—	(172)	92	—	92
Contingency revenue	—	87	—	—	—	87	—	87
Gains on debt repurchases	—	—	—	20	—	20	—	20
Other income (loss)	—	8	—	5	—	13	(9)	4

Total other income (loss)	12	325	22	25	(172)	212	(9)	203
Expenses:
Direct operating expenses	64	109	181	3	(172)	185	—	185
Overhead expenses	—	—	—	54	—	54	—	54

Operating expenses	64	109	181	57	(172)	239	—	239
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	5	5
Restructuring expenses	1	2	—	—	—	3	—	3

Total expenses	65	111	181	57	(172)	242	5	247

Income (loss) from continuing operations, before income tax expense (benefit)	134	216	69	(37)	—	382	77	459
Income tax expense (benefit)(3)	49	79	25	(13)	—	140	28	168

Net income (loss) from continuing operations	85	137	44	(24)	—	242	49	291
Income from discontinued operations, net of taxes	—	—	—	—	—	—	—	—

Net income (loss)	85	137	44	(24)	—	242	49	291
Less: loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	(1)

Net income (loss) attributable to SLM Corporation	$85	$138	$44	$(24)	$—	$243	$49	$292

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$91	$—	$91
Total other loss	(9)	—	(9)
Goodwill and acquired intangible assets impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$82	$(5)	77

Income tax expense			28

Net income			$49

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended March 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$625	$—	$725	$—	$—	$1,350	$117	$1,467
Other loans	—	—	—	5	—	5		5
Cash and investments	2	3	3	—	(3)	5	—	5

Total interest income	627	3	728	5	(3)	1,360	117	1,477
Total interest expense	202	—	424	5	(3)	628	38	666

Net interest income	425	3	304	—	—	732	79	811
Less: provisions for loan losses	235	—	18	—	—	253	—	253

Net interest income after provisions for loan losses	190	3	286	—	—	479	79	558
Servicing revenue	12	236	25	—	(176)	97	—	97
Contingency revenue	—	90	—	—	—	90	—	90
Gains on debt repurchases	—	—	—	37	—	37	—	37
Other income (loss)	—	8	—	3	—	11	(343)	(332)

Total other income (loss)	12	334	25	40	(176)	235	(343)	(108)
Expenses:
Direct operating expenses	69	120	185	—	(176)	198	—	198
Overhead expenses	—	—	—	64	—	64	—	64

Operating expenses	69	120	185	64	(176)	262	—	262
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	5	5
Restructuring expenses	1	1	—	3	—	5	—	5

Total expenses	70	121	185	67	(176)	267	5	272

Income (loss) from continuing operations, before income tax expense (benefit)	132	216	126	(27)	—	447	(269)	178
Income tax expense (benefit)(3)	48	80	46	(10)	—	164	(97)	67

Net income (loss) from continuing operations	84	136	80	(17)	—	283	(172)	111
Income from discontinued operations, net of taxes	—	—	—	—	—	—	—	—

Net income (loss)	84	136	80	(17)	—	283	(172)	111
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	(1)

Net income (loss) attributable to SLM Corporation	$84	$137	$80	$(17)	$—	$284	$(172)	$112

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$79	$—	$79
Total other loss	(343)	—	(343)
Goodwill and acquired intangible assets impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$(264)	$(5)	(269)

Income tax benefit			(97)

Net loss			$(172)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended June 30, 2011
(Dollars in millions)	Consumer Lending	Business Services		FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$600	$		$721	$—	$—	$1,321	$129	$1,450
Other loans	—		—	—	5	—	5	—	5
Cash and investments	2		2	1	2	(2)	5	—	5

Total interest income	602		2	722	7	(2)	1,331	129	1,460
Total interest expense	201		—	357	14	(2)	570	22	592

Net interest income (loss)	401		2	365	(7)	—	761	107	868
Less: provisions for loan losses	265		—	23	3	—	291	—	291

Net interest income (loss) after provisions for loan losses	136		2	342	(10)	—	470	107	577
Servicing revenue	15		244	21	—	(187)	93	—	93
Contingency revenue	—		86	—	—	—	86	—	86
Gains on debt repurchases	—		—	—	—	—	—	—	—
Other income (loss)	—		11	—	3	—	14	(521)	(507)

Total other income (loss)	15		341	21	3	(187)	193	(521)	(328)
Expenses:
Direct operating expenses	73		121	192	—	(187)	199	—	199
Overhead expenses	—		—	—	69	—	69	—	69

Operating expenses	73		121	192	69	(187)	268	—	268
Goodwill and acquired intangible assets impairment and amortization	—		—	—	—	—	—	6	6
Restructuring expenses	1		—	—	1	—	2	—	2

Total expenses	74		121	192	70	(187)	270	6	276

Income (loss) from continuing operations, before income tax expense (benefit)	77		222	171	(77)	—	393	(420)	(27)
Income tax expense (benefit)(3)	28		82	63	(29)	—	144	(154)	(10)

Net income (loss) from continuing operations	49		140	108	(48)	—	249	(266)	(17)
Income from discontinued operations, net of taxes	—		—	—	11	—	11	—	11

Net income (loss)	$49		$140	$108	$(37)	$—	$260	$(266)	$(6)

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$107	$—	$107
Total other loss	(521)	—	(521)
Goodwill and acquired intangible assets impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(414)	$(6)	(420)

Income tax benefit			(154)

Net loss			$(266)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Six Months Ended June 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$1,241	$—	$1,378	$—	$—	$2,619	$241	$2,860
Other loans	—	—	—	9	—	9	—	9
Cash and investments	4	5	5	1	(5)	10	—	10

Total interest income	1,245	5	1,383	10	(5)	2,638	241	2,879
Total interest expense	408	—	832	16	(5)	1,251	72	1,323

Net interest income (loss)	837	5	551	(6)	—	1,387	169	1,556
Less: provisions for loan losses	460	—	36	—	—	496	—	496

Net interest income (loss) after provisions for loan losses	377	5	515	(6)	—	891	169	1,060
Servicing revenue	23	466	48	—	(348)	189	—	189
Contingency revenue	—	176	—	—	—	176	—	176
Gains on debt repurchases	—	—	—	58	—	58	—	58
Other income (loss)	—	18	—	6	—	24	(352)	(328)

Total other income (loss)	23	660	48	64	(348)	447	(352)	95
Expenses:
Direct operating expenses	132	229	366	4	(348)	383	—	383
Overhead expenses	—	—	—	118	—	118	—	118

Operating expenses	132	229	366	122	(348)	501	—	501
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	9	9
Restructuring expenses	2	3	—	3	—	8	—	8

Total expenses	134	232	366	125	(348)	509	9	518

Income (loss) from continuing operations, before income tax expense (benefit)	266	433	197	(67)	—	829	(192)	637
Income tax expense (benefit)(3)	97	159	73	(26)	—	303	(68)	235

Net income (loss) from continuing operations	169	274	124	(41)	—	526	(124)	402
Income from discontinued operations, net of taxes	—	—	—	—	—	—	—	—

Net income (loss)	169	274	124	(41)	—	526	(124)	402
Less: loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	(1)

Net income (loss) attributable to SLM Corporation	$169	$275	$124	$(41)	$—	$527	$(124)	$403

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$169	$—	$169
Total other loss	(352)	—	(352)
Goodwill and acquired intangible assets impairment and amortization	—	9	9

Total “Core Earnings” adjustments to GAAP	$(183)	$(9)	(192)

Income tax benefit			(68)

Net loss			$(124)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Six Months Ended June 30, 2011
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments(2)	Total GAAP
Interest income:
Student loans	$1,204	$—	$1,457	$—	$—	$2,661	$270	$2,931
Other loans	—	—	—	11	—	11	—	11
Cash and investments	5	5	2	3	(5)	10	—	10

Total interest income (loss)	1,209	5	1,459	14	(5)	2,682	270	2,952
Total interest expense	399	—	726	29	(5)	1,149	37	1,186

Net interest income (loss)	810	5	733	(15)	—	1,533	233	1,766
Less: provisions for loan losses	540	—	46	8	—	594	—	594

Net interest income (loss) after provisions for loan losses	270	5	687	(23)	—	939	233	1,172
Servicing revenue	32	489	46	—	(376)	191	—	191
Contingency revenue	—	164	—	—	—	164	—	164
Gains on debt repurchases	—	—	—	64	—	64	(26)	38
Other income (loss)	—	21	—	6	—	27	(754)	(727)

Total other income (loss)	32	674	46	70	(376)	446	(780)	(334)
Expenses:
Direct operating expenses	155	249	387	9	(376)	424	—	424
Overhead expenses	—	—	—	148	—	148	—	148

Operating expenses	155	249	387	157	(376)	572	—	572
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	12	12
Restructuring expenses	2	1	1	1	—	5	—	5

Total expenses	157	250	388	158	(376)	577	12	589

Income (loss) from continuing operations, before income tax expense (benefit)	145	429	345	(111)	—	808	(559)	249
Income tax expense (benefit)(3)	54	158	127	(41)	—	298	(208)	90

Net income (loss) from continuing operations	91	271	218	(70)	—	510	(351)	159
Income from discontinued operations, net of taxes	—	—	—	10	—	10	—	10

Net income (loss)	$91	$271	$218	$(60)	$—	$520	$(351)	$169

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$233	$—	$233
Total other loss	(780)	—	(780)
Goodwill and acquired intangible assets impairment and amortization	—	12	12

Total “Core Earnings” adjustments to GAAP	$(547)	$(12)	(559)

Income tax benefit			(208)

Net loss			$(351)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income (loss) and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$82	$(264)	$(414)	$(183)	$(547)
Net impact of goodwill and acquired intangibles	(5)	(5)	(6)	(9)	(12)
Net income tax effect	(28)	97	154	68	208

Total “Core Earnings” adjustments to GAAP	$49	$(172)	$(266)	$(124)	$(351)

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments we make for derivative accounting.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$6	$(372)	$(510)	$(366)	$(752)
Plus: Realized losses on derivative and hedging activities, net(1)	188	179	185	367	371

Unrealized gains (losses) on derivative and hedging activities, net	194	(193)	(325)	1	(381)
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(98)	(97)	(74)	(195)	(159)
Other derivative accounting adjustments	(14)	26	(15)	11	(7)

Total net impact derivative accounting(2)	$82	$(264)	$(414)	$(183)	$(547)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(223)	$(215)	$(202)	$(437)	$(428)
Net settlement income on interest rate swaps reclassified to net interest income	34	36	17	70	33
Foreign exchange derivatives gains (losses) reclassified to other income	1	—	—	—	(1)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	25

Total reclassifications of realized losses on derivative and hedging activities	(188)	(179)	(185)	(367)	(371)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	194	(193)	(325)	1	(381)

Gains (losses) on derivative and hedging activities, net	$6	$(372)	$(510)	$(366)	$(752)

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Floor Income Contracts	$50	$136	$(277)	$186	$(126)
Basis swaps	(26)	(22)	25	(48)	19
Foreign currency hedges	172	(294)	(110)	(122)	(304)
Other	(2)	(13)	37	(15)	30

Total unrealized gains (losses) on derivative and hedging activities, net	$194	$(193)	$(325)	$1	$(381)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of June 30, 2012, derivative accounting has reduced GAAP equity by approximately $1.1 billion as a result of approximately $1.1 billion (after tax) of cumulative net unrealized losses recognized for GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized net losses related to derivative accounting.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Beginning impact of derivative accounting on GAAP equity	$(1,149)	$(977)	$(752)	$(977)	$(676)
Net impact of net unrealized gains (losses) under derivative accounting	51	(172)	(257)	(121)	(333)

Ending impact of derivative accounting on GAAP equity	$(1,098)	$(1,149)	$(1,009)	$(1,098)	$(1,009)

In addition, net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented below net of tax. As of June 30, 2012, the remaining amortization term of the net Floor premiums was approximately 4 years on existing contracts.

	As of
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011
Unamortized net Floor premiums (net of tax)	$(650)	$(711)	$(899)

2)	Goodwill and Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. The following table summarizes the acquired intangible adjustments.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
“Core Earnings” goodwill and acquired intangibles adjustments(1):
Amortization of acquired intangibles	$(5)	$(5)	$(6)	$(9)	$(12)

Total “Core Earnings” goodwill and acquired intangibles adjustments(1)	$(5)	$(5)	$(6)	$(9)	$(12)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table shows “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012 vs. Mar. 31, 2012	June 30, 2012 vs. June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2012 vs. June 30, 2011
“Core Earnings” interest income:
Private Education Loans	$616	$625	$600	(1)%	3%	$1,241	$1,204	3%
Cash and investments	2	2	2	—	—	4	5	(20)

Total “Core Earnings” interest income	618	627	602	(1)	3	1,245	1,209	3
Total “Core Earnings” interest expense	206	202	201	2	2	408	399	2

Net “Core Earnings” interest income	412	425	401	(3)	3	837	810	3
Less: provisions for loan losses	225	235	265	(4)	(15)	460	540	(15)

Net “Core Earnings” interest income after provisions for loan losses	187	190	136	(2)	38	377	270	40
Servicing revenue	12	12	15	—	(20)	23	32	(28)
Direct operating expenses	64	69	73	(7)	(12)	132	155	(15)
Restructuring expenses	1	1	1	—	—	2	2	—

Total expenses	65	70	74	(7)	(12)	134	157	(15)

Income from continuing operations, before income tax expense	134	132	77	2	74	266	145	83
Income tax expense	49	48	28	2	75	97	54	80

“Core Earnings”	$85	$84	$49	1%	73%	$169	$91	86%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provisions for loan losses.

	Quarters Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
“Core Earnings” basis Private Education Student Loan yield	6.36%	6.42%	6.29%	6.39%	6.32%
Discount amortization	.24	.24	.26	.24	.26

“Core Earnings” basis Private Education Loan net yield	6.60	6.66	6.55	6.63	6.58
“Core Earnings” basis Private Education Loan cost of funds	(2.05)	(2.01)	(2.02)	(2.03)	(1.99)

“Core Earnings” basis Private Education Loan spread	4.55	4.65	4.53	4.60	4.59
“Core Earnings” basis other asset spread impact	(.41)	(.39)	(.48)	(.40)	(.51)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.14%	4.26%	4.05%	4.20%	4.08%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.14%	4.26%	4.05%	4.20%	4.08%
Adjustment for GAAP accounting treatment	(.11)	(.13)	(.05)	(.12)	(.05)

GAAP-basis Consumer Lending net interest margin(1)	4.03%	4.13%	4.00%	4.08%	4.03%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)
Private Education Loans	$37,543	$37,749	$36,784	$37,646	$36,894
Other interest-earning assets	2,544	2,327	2,910	2,436	3,134

Total Consumer Lending “Core Earnings” basis interest-earning assets	$40,087	$40,076	$39,694	$40,082	$40,028

The increase in the “Core Earnings” basis Consumer Lending net interest margin for the three and six month periods ended June 30, 2012 over the year-ago periods was primarily due to a benefit from the decline in the average balance of our other asset portfolio. The size of the other asset portfolio, which is primarily securitization trust restricted cash and cash held at Sallie Mae Bank (the “Bank”), has decreased significantly. This other asset portfolio earns a negative yield and as a result, when its relative weighting decreases compared to the Private Education Loan portfolio, the overall net interest margin increases.

Private Education Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the total Private Education Loan provision for loan losses and charge-offs.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Private Education Loan provision for loan losses	$225	$235	$265	$460	$540
Private Education Loan charge-offs	$235	$224	$263	$459	$537

In establishing the allowance for Private Education Loan losses as of June 30, 2012, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improving credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio compared with the year-ago quarter. Loans delinquent greater than 90 days has declined to 4.5 percent from 4.6 percent and charge-off rate has declined to 3.09 percent from 3.71 percent compared with the year-ago quarter. Apart from these overall improvements, Private Education Loans that have defaulted between 2008 and 2011 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. Our allowance for loan losses takes into account these potential recovery uncertainties.

For a more detailed discussion of our policy for determining the collectability of Private Education Loans and maintaining our allowance for Private Education Loan losses, see “Critical Accounting Policies and Estimates—Allowance for Loan Losses” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The decreases in operating expenses in the quarter ended June 30, 2012 compared with the quarter ended June 30, 2011 were primarily the result of the current-year benefit of the cost-cutting efforts we implemented throughout 2011. Operating expenses were 69 basis points and 80 basis points of average Private Education Loans in the quarters ended June 30, 2012 and 2011, respectively, and 71 basis points and 85 basis points of average Private Education Loans in the six months ended June 30, 2012 and 2011, respectively.

Business Services Segment

The following table shows “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012 vs. Mar. 31, 2012	June 30, 2012 vs. June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2012 vs. June 30, 2011
Net interest income after provision	$2	$3	$2	(33)%	—%	$5	$5	—%
Servicing revenue:
Intercompany loan servicing	172	176	187	(2)	(8)	348	376	(7)
Third-party loan servicing	26	22	20	18	30	48	40	20
Guarantor servicing	11	11	15	—	(27)	22	25	(12)
Other servicing	21	27	22	(22)	(5)	48	48	—

Total servicing revenue	230	236	244	(3)	(6)	466	489	(5)
Contingency revenue	87	90	86	(3)	1	176	164	7
Other Business Services revenue	8	8	11	—	(27)	18	21	(14)

Total other income	325	334	341	(3)	(5)	660	674	(2)
Direct operating expenses	109	120	121	(9)	(10)	229	249	(8)
Restructuring expenses	2	1	—	100	100	3	1	200

Total expenses	111	121	121	(8)	(8)	232	250	(7)

Income from continuing operations, before income tax expense	216	216	222	—	(3)	433	429	1
Income tax expense	79	80	82	(1)	(4)	159	158	1

“Core Earnings”	137	136	140	1	(2)	274	271	1
Less: net loss attributable to noncontrolling interest	(1)	(1)	—	—	(100)	(1)	—	(100)

“Core Earnings” attributable to SLM Corporation	$138	$137	$140	1%	(1)%	$275	$271	1%

Our Business Services segment earns intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $133 billion and $142 billion for the quarters ended June 30, 2012 and 2011, respectively, and $134 billion and $143 billion for the six months ended June 30, 2012 and 2011, respectively. The decline in intercompany loan servicing revenue from the year-ago period is primarily the result of a lower outstanding principal balance in the underlying portfolio.

We are servicing approximately 3.8 million accounts under the ED Servicing Contract as of June 30, 2012 compared with 3.7 million and 3.0 million accounts at March 31, 2012 and June 30, 2011, respectively. The increase in the third-party loan servicing fees for the current quarter and six-month period compared with the prior-year periods was driven by the increase in the number of accounts serviced as well as an increase in ancillary servicing fees earned. The second quarters of 2012 and 2011 included $22 million and $15 million, respectively, of servicing revenue related to the ED Servicing Contract.

Other servicing revenue includes account asset servicing revenue and Campus Solutions revenue. Account asset servicing revenue represents fees earned on program management, transfer and servicing agent services and administration services for 529 college savings plans we service. Assets under administration of 529 college savings plans totaled $41.4 billion as of June 30, 2012, a 10 percent increase from the year-ago quarter. Campus Solutions revenue is earned from our Campus Solutions business whose services include comprehensive financing and transaction processing solutions that we provide to college financial aid offices and students to streamline the financial aid process.

The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collections receivables to decline over time as a result of the elimination of FFELP in July 2010.

(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011
Student loans	$10,620	$11,004	$10,475
Other	1,864	1,752	2,042

Total	$12,484	$12,756	$12,517

Other Business Services revenue is primarily transaction fees that are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company. Typically, a percentage of the purchase price of the consumer members’ eligible purchases with participating companies is set aside in an account maintained by us on behalf of our members.

Revenues related to services performed on FFELP Loans accounted for 77 percent and 79 percent, respectively, of total segment revenues for the quarters ended June 30, 2012 and 2011 and 76 percent and 78 percent, respectively, of total segment revenues for the six months ended June 30, 2012 and 2011.

Operating Expenses — Business Services Segment

Operating expenses for the quarter and six month periods ended June 30, 2012 decreased from the prior-year periods, primarily as a result of the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

FFELP Loans Segment

The following table shows “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012 vs. Mar. 31, 2012	June 30, 2012 vs. June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2012 vs. June 30, 2011
“Core Earnings” interest income:
FFELP Loans	$652	$725	$721	(10)%	(10)%	$1,378	$1,457	(5)%
Cash and investments	3	3	1	—	200	5	2	150

Total “Core Earnings” interest income	655	728	722	(10)	(9)	1,383	1,459	(5)
Total “Core Earnings” interest expense	409	424	357	(4)	15	832	726	15

Net “Core Earnings” interest income	246	304	365	(19)	(33)	551	733	(25)
Less: provisions for loan losses	18	18	23	—	(22)	36	46	(22)

Net “Core Earnings” interest income after provisions for loan losses	228	286	342	(20)	(33)	515	687	(25)
Servicing revenue	22	25	21	(12)	5	48	46	4
Direct operating expenses	181	185	192	(2)	(6)	366	387	(5)
Restructuring expenses	—	—	—	—	—	—	1	(100)

Total expenses	181	185	192	(2)	(6)	366	388	(6)

Income from continuing operations, before income tax expense	69	126	171	(45)	(60)	197	345	(43)
Income tax expense	25	46	63	(46)	(60)	73	127	(43)

“Core Earnings”	$44	$80	$108	(45)%	(59)%	$124	$218	(43)%

FFELP Loans Net Interest Margin

The following table shows the FFELP Loans “Core Earnings” basis net interest margin along with reconciliation to the GAAP-basis FFELP Loans net interest margin.

	Quarters Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
“Core Earnings” basis FFELP student loan yield	2.66%	2.67%	2.57%	2.65%	2.60%
Hedged Floor Income	.29	.28	.20	.29	.22
Unhedged Floor Income	.07	.11	.19	.09	.13
Consolidation Loan Rebate Fees	(.67)	(.66)	(.66)	(.66)	(.66)
Repayment Borrower Benefits	(.14)	(.13)	(.12)	(.13)	(.11)
Premium amortization	(.27)	(.14)	(.17)	(.20)	(.16)

“Core Earnings” basis FFELP student loan net yield	1.94	2.13	2.01	2.04	2.02
“Core Earnings” basis FFELP student loan cost of funds	(1.14)	(1.17)	(.96)	(1.16)	(.96)

“Core Earnings” basis FFELP student loan spread	.80	.96	1.05	.88	1.06
“Core Earnings” basis FFELP other asset spread impact	(.10)	(.11)	(.07)	(.10)	(.08)

“Core Earnings” basis FFELP Loans net interest margin(1)	.70%	.85%	.98%	.78%	.98%

“Core Earnings” basis FFELP Loans net interest margin(1)	.70%	.85%	.98%	.78%	.98%
Adjustment for GAAP accounting treatment	.30	.27	.32	.28	.34

GAAP-basis FFELP Loans net interest margin	1.00%	1.12%	1.30%	1.06%	1.32%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)
FFELP Loans	$134,893	$137,193	$143,999	$136,043	$145,681
Other interest-earning assets	6,291	6,427	4,982	6,359	4,999

Total FFELP “Core Earnings” basis interest-earning assets	$141,184	$143,620	$148,981	$142,402	$150,680

The decrease in the “Core Earnings” basis FFELP Loans net interest margin of 15 basis points for the quarter ended June 30, 2012 compared with the quarter ended March 31, 2012 and of 28 basis points for the quarter ended and 20 basis points for the six months ended June 30, 2012 compared with the year-ago periods was primarily the result of the ED’s Special Direct Consolidation Loan Initiative that occurred in 2012 as well as a widening of our asset and liability basis indices and a general increase in our funding costs related to unsecured and ABS debt issuances over the last year.

During the fourth-quarter 2011, the Administration announced a Special Direct Consolidation Loan Initiative. The initiative provided an incentive to borrowers who have at least one student loan owned by the Department of Education and at least one held by a FFELP lender to consolidate the FFELP lender’s loans into the Direct Loan program by providing a 0.25 percentage point interest rate reduction on the FFELP loans that are eligible for consolidation. The program was available from January 17, 2012 through June 30, 2012.

We expect approximately $4.5 billion of our FFELP loans will consolidate to ED during the second and third quarters of 2012, of which $2.2 billion had consolidated as of June 30, 2012. The remaining volume we expect to consolidate in the third-quarter 2012 relates to loans where consolidation applications have been received and are in process for consolidation as of June 30, 2102. The expected consolidation of these loans resulted in the acceleration of $42 million of non-cash loan premium amortization and $8 million of non-cash debt discount amortization during second-quarter 2012. This combined $50 million acceleration of non-cash amortization related to this activity reduced the FFELP Loans net interest margin by 14 basis points and 7 basis points for the three and six month periods ended June 30, 2012, respectively. The Special Direct Consolidation Loan Initiative ended June 30, 2012. As such, we do not expect the “Core Earnings” basis FFELP Loans net interest margin to be materially affected in the future by any significant additional loan premium expense or debt discount expense related to this initiative.

On December 23, 2011, the President signed the Consolidated Appropriations Act of 2012 into law. This law includes changes that permit FFELP lenders or beneficial holders to change the index on which the Special Allowance Payments (“SAP”) are calculated for FFELP Loans first disbursed on or after January 1, 2000. We elected to use the one-month LIBOR rate rather than the CP rate commencing on April 1, 2012 in connection with our entire $128 billion of CP indexed loans. This change will help us to better match loan yields with our financing costs. This election did not materially affect our results for the second quarter of 2012. As a result of the current low interest rate environment, only $84.2 billion of loans were affected by this change during the second quarter of 2012.

As of June 30, 2012, our FFELP Loan portfolio totaled approximately $132.8 billion, comprised of $48.1 billion of FFELP Stafford and $84.7 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 4.9 years and 9.1 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 5 percent and 3 percent, respectively.

FFELP Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and charge-offs.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
FFELP Loan provision for loan losses	$18	$18	$23	$36	$46
FFELP Loan charge-offs	$23	$23	$21	$46	$41

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged from the Business Services segment and included in those amounts was $172 million and $187 million for the quarters ended June 30, 2012 and 2011, respectively, and $348 million and $376 million for the six month period ended June 30, 2012 and June 30, 2011, respectively. These amounts exceed the actual cost of servicing the loans. Operating expenses were 54 basis points and 53 basis points of average FFELP Loans in the quarters ended June 30, 2012 and 2011, respectively and 54 basis points and 54 basis points for the six months ended June 30, 2012 and 2011, respectively. The decline in operating expenses from the prior-year quarter was primarily the result of the reduction in the average outstanding balance of our FFELP Loans portfolio.

Other Segment

The following table shows “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)		Six Months Ended		% Increase (Decrease)
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012 vs. Mar. 31, 2012	June 30, 2012 vs. June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2012 vs. June 30, 2011
Net interest loss after provision	$(5)	$—	$(10)	100%	(50)%	$(6)	$(23)	(74)%
Gains on debt repurchases	20	37	—	(46)	100	58	64	(9)
Other	5	3	3	67	67	6	6	—

Total income	25	40	3	(38)	733	64	70	(9)
Direct operating expenses	3	—	—	100	100	4	9	(56)
Overhead expenses:
Corporate overhead	29	36	38	(19)	(24)	65	87	(25)
Unallocated information technology costs	25	28	31	(11)	(19)	53	61	(13)

Total overhead expenses	54	64	69	(16)	(22)	118	148	(20)

Operating expenses	57	64	69	(11)	(17)	122	157	(22)
Restructuring expenses	—	3	1	(100)	(100)	3	1	200

Total expenses	57	67	70	(15)	(19)	125	158	(21)

Loss from continuing operations, before income tax benefit	(37)	(27)	(77)	37	(52)	(67)	(111)	(40)
Income tax benefit	(13)	(10)	(29)	30	(55)	(26)	(41)	(37)

Net loss from continuing operations	(24)	(17)	(48)	41	(50)	(41)	(70)	(41)
Income from discontinued operations, net of tax	—	—	11	—	(100)	—	10	(100)

“Core Earnings” (loss)	$(24)	$(17)	$(37)	41%	(35)%	$(41)	$(60)	(32)%

Net Interest Income (Loss) after Provision for Loan Losses

Net interest income (loss) after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our mortgage and consumer loan portfolios. The improvement in the current quarter and six-month periods compared with the prior-year periods was primarily the result of our not recording any provision for loan losses related to our mortgage and consumer loan portfolios in 2012. Each quarter we perform an analysis regarding the adequacy of the loan loss allowance for these portfolios and we determined that no additional allowance for loan losses was required related to this $157 million portfolio.

Gains on Debt Repurchases

We began repurchasing our outstanding debt in 2008. We repurchased $85 million and $60 million face amount of our debt for the quarters ended June 30, 2012 and 2011, respectively, and $290 million and $885 million face amount of our debt for the six months ended June 30, 2012 and 2011, respectively.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations.

The decrease in overhead for the quarter and six-month periods ending June 30, 2012 compared with the prior-year periods was primarily the result of the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

Financial Condition

This section provides additional information regarding the changes related to our loan portfolio assets and related liabilities as well as credit quality and performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$2,152	$—	$2,152	$1,848	$4,000
Grace, repayment and other(2)	45,348	84,012	129,360	36,349	165,709

Total, gross	47,500	84,012	131,512	38,197	169,709
Unamortized premium/(discount)	720	774	1,494	(834)	660
Receivable for partially charged-off loans	—	—	—	1,277	1,277
Allowance for loan losses	(107)	(66)	(173)	(2,186)	(2,359)

Total student loan portfolio	$48,113	$84,720	$132,833	$36,454	$169,287

% of total FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	March 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$2,850	$—	$2,850	$2,421	$5,271
Grace, repayment and other(2)	45,966	85,674	131,640	36,104	167,744

Total, gross	48,816	85,674	134,490	38,525	173,015
Unamortized premium/(discount)	803	821	1,624	(853)	771
Receivable for partially charged-off loans	—	—	—	1,250	1,250
Allowance for loan losses	(111)	(69)	(180)	(2,190)	(2,370)

Total student loan portfolio	$49,508	$86,426	$135,934	$36,732	$172,666

% of total FFELP	36%	64%	100%
% of total	29%	50%	79%	21%	100%

	June 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$4,109	$—	$4,109	$2,341	$6,450
Grace, repayment and other(2)	47,933	89,006	136,939	35,176	172,115

Total, gross	52,042	89,006	141,048	37,517	178,565
Unamortized premium/(discount)	901	875	1,776	(861)	915
Receivable for partially charged-off loans	—	—	—	1,140	1,140
Allowance for loan losses	(119)	(70)	(189)	(2,043)	(2,232)

Total student loan portfolio	$52,824	$89,811	$142,635	$35,753	$178,388

% of total FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

(1)	Loans for borrowers still attending school and are not yet required to make payments on the loan.
(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$49,159	$85,734	$134,893	$37,543	$172,436
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Quarter Ended March 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$50,149	$87,044	$137,193	$37,749	$174,942
% of FFELP	37%	63%	100%
% of total	28%	50%	78%	22%	100%

	Quarter Ended June 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$53,667	$90,332	$143,999	$36,784	$180,783
% of FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

	Six Months Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$49,654	$86,389	$136,043	$37,646	$173,689
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Six Months Ended June 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Private Education Loans	Total
Total	$54,597	$91,084	$145,681	$36,894	$182,575
% of FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

Student Loan Activity

	Three Months Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$49,508	$86,426	$135,934	$36,732	$172,666
Acquisitions and originations	1,331	495	1,826	341	2,167
Capitalized interest and premium/discount amortization	310	349	659	263	922
Consolidations to third parties	(1,711)	(1,035)	(2,746)	(19)	(2,765)
Sales	(149)	—	(149)	—	(149)
Repayments/defaults/other	(1,176)	(1,515)	(2,691)	(863)	(3,554)

Ending balance	$48,113	$84,720	$132,833	$36,454	$169,287

	Three Months Ended March 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	819	78	897	1,151	2,048
Capitalized interest and premium/discount amortization	335	398	733	245	978
Consolidations to third parties	(719)	(225)	(944)	(23)	(967)
Sales	(135)	—	(135)	—	(135)
Repayments/defaults/other	(1,232)	(1,515)	(2,747)	(931)	(3,678)

Ending balance	$49,508	$86,426	$135,934	$36,732	$172,666

	Three Months Ended June 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$54,366	$91,192	$145,558	$35,966	$181,524
Acquisitions and originations	190	58	248	292	540
Capitalized interest and premium/discount amortization	360	370	730	330	1,060
Consolidations to third parties	(730)	(280)	(1,010)	(15)	(1,025)
Sales	(192)	—	(192)	—	(192)
Repayments/defaults/other	(1,170)	(1,529)	(2,699)	(820)	(3,519)

Ending balance	$52,824	$89,811	$142,635	$35,753	$178,388

	Six Months Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP	Total Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	2,150	573	2,723	1,492	4,215
Capitalized interest and premium/discount amortization	645	747	1,392	508	1,900
Consolidations to third parties	(2,430)	(1,260)	(3,690)	(42)	(3,732)
Sales	(284)	—	(284)	—	(284)
Repayments/defaults/other	(2,408)	(3,030)	(5,438)	(1,794)	(7,232)

Ending balance	$48,113	$84,720	$132,833	$36,454	$169,287

	Six Months Ended June 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Acquisitions and originations	293	305	598	1,221	1,819
Capitalized interest and premium/discount amortization	682	741	1,423	624	2,047
Consolidations to third parties	(1,581)	(558)	(2,139)	(32)	(2,171)
Sales	(381)	—	(381)	—	(381)
Repayments/defaults/other	(2,441)	(3,074)	(5,515)	(1,716)	(7,231)

Ending balance	$52,824	$89,811	$142,635	$35,753	$178,388

Private Education Loan Originations

Total Private Education Loan originations increased 22 percent from the year-ago quarter to $321 million in the quarter ended June 30, 2012.

The following table summarizes our Private Education Loan originations.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Private Education Loan originations	$321	$1,160	$264	$1,482	$1,204

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	Private Education Loan Delinquencies
	June 30, 2012		March 31, 2012		June 30, 2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,098		$6,917		$7,216
Loans in forbearance(2)	1,368		1,372		1,430
Loans in repayment and percentage of each status:
Loans current	27,650	90.0%	27,499	90.9%	25,994	90.0%
Loans delinquent 31-60 days(3)	1,058	3.4	859	2.8	963	3.4
Loans delinquent 61-90 days(3)	643	2.1	544	1.9	575	2.0
Loans delinquent greater than 90 days(3)	1,380	4.5	1,334	4.4	1,339	4.6

Total Private Education Loans in repayment	30,731	100%	30,236	100%	28,871	100%

Total Private Education Loans, gross	38,197		38,525		37,517
Private Education Loan unamortized discount	(834)		(853)		(861)

Total Private Education Loans	37,363		37,672		36,656
Private Education Loan receivable for partially charged-off loans	1,277		1,250		1,140
Private Education Loan allowance for losses	(2,186)		(2,190)		(2,043)

Private Education Loans, net	$36,454		$36,732		$35,753

Percentage of Private Education Loans in repayment		80.5%		78.5%		77.0%

Delinquencies as a percentage of Private Education Loans in repayment		10.0%		9.1%		10.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.3%		4.3%		4.7%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		74.3%		74.1%		66.0%

(1)

Deferment includes borrowers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on their loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Allowance at beginning of period	$2,190	$2,171	$2,034	$2,171	$2,022
Provisions for Private Education Loan losses	225	235	265	460	540
Charge-offs	(235)	(224)	(263)	(459)	(537)
Reclassification of interest reserve	6	8	7	14	18

Allowance at end of period	$2,186	$2,190	$2,043	$2,186	$2,043

Charge-offs as a percentage of average loans in repayment (annualized)	3.09%	2.96%	3.71%	3.03%	3.82%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	2.96%	2.84%	3.54%	2.90%	3.65%
Allowance as a percentage of the ending total loan balance	5.5%	5.5%	5.3%	5.5%	5.3%
Allowance as a percentage of ending loans in repayment	7.1%	7.2%	7.1%	7.1%	7.1%
Average coverage of charge-offs (annualized)	2.3	2.4	1.9	2.4	1.9
Ending total loans(1)	$39,474	$39,775	$38,657	$39,474	$38,657
Average loans in repayment	$30,533	$30,378	$28,489	$30,456	$28,309
Ending loans in repayment	$30,731	$30,236	$28,871	$30,731	$28,871

(1)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for our traditional and non-traditional Private Education Loans.

	June 30, 2012			March 31, 2012			June 30, 2011
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$35,529	$3,945	$39,474	$35,755	$4,020	$39,775	$34,419	$4,238	$38,657
Ending loans in repayment	28,075	2,656	30,731	27,588	2,648	30,236	26,134	2,737	28,871
Private Education Loan allowance for loan losses	1,589	597	2,186	1,587	603	2,190	1,363	680	2,043
Charge-offs as a percentage of average loans in repayment (annualized)	2.46%	9.76%	3.09%	2.26%	10.30%	2.96%	2.78%	12.51%	3.71%
Allowance as a percentage of total ending loan balance	4.5%	15.1%	5.5%	4.4%	15.0%	5.5%	4.0%	16.0%	5.3%
Allowance as a percentage of ending loans in repayment	5.7%	22.5%	7.1%	5.8%	22.8%	7.2%	5.2%	24.8%	7.1%
Average coverage of charge-offs (annualized)	2.3	2.3	2.3	2.5	2.2	2.4	1.9	2.0	1.9
Delinquencies as a percentage of Private Education Loans in repayment	8.6%	25.4%	10.0%	7.7%	23.3%	9.1%	8.3%	25.9%	10.0%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	3.7%	12.6%	4.5%	3.6%	12.5%	4.4%	3.7%	13.2%	4.6%
Loans in forbearance as a percentage of loans in repayment and forbearance	4.1%	6.4%	4.3%	4.1%	6.8%	4.3%	4.5%	7.0%	4.7%
Loans that entered repayment during the period(2)	$674	$57	$731	$729	$54	$783	$1,010	$103	$1,113
Percentage of Private Education Loans with a cosigner	66%	29%	63%	66%	29%	63%	64%	29%	60%
Average FICO at origination	727	624	718	727	624	718	725	624	716

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Receivable at beginning of period	$1,250	$1,241	$1,090	$1,241	$1,040
Expected future recoveries of current period defaults(1)	82	69	94	151	191
Recoveries(2)	(44)	(50)	(37)	(94)	(77)
Charge-offs(3)	(11)	(10)	(7)	(21)	(14)

Receivable at end of period	$1,277	$1,250	$1,140	$1,277	$1,140

(1)

Remaining loan balance expected to be collected from contractual loan balances partially charged off during the period. This is the difference between the defaulted loan balance and the amount of the defaulted loan balance that was charged off.

(2)	Current period cash collections

(3)	Represents the current period recovery shortfall – the difference between what was expected to be collected and what was actually collected.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At June 30, 2012, loans in forbearance status as a percentage of loans in repayment and forbearance were 6.8 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.3 percent for loans that have been in active repayment status for more than 48 months. Approximately 77 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

	Monthly Scheduled Payments Due
(Dollars in millions) June 30, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,098	$6,098
Loans in forbearance	838	214	147	74	95	—	1,368
Loans in repayment — current	6,406	5,847	5,128	3,621	6,648	—	27,650
Loans in repayment — delinquent 31-60 days	478	207	164	87	122	—	1,058
Loans in repayment — delinquent 61-90 days	321	119	93	48	62	—	643
Loans in repayment — delinquent greater than 90 days	706	269	191	94	120	—	1,380

Total	$8,749	$6,656	$5,723	$3,924	$7,047	$6,098	38,197

Unamortized discount							(834)
Receivable for partially charged-off loans							1,277
Allowance for loan losses							(2,186)

Total Private Education Loans, net							$36,454

Loans in forbearance as a percentage of loans in repayment and forbearance	9.6%	3.2%	2.6%	1.9%	1.3%	—%	4.3%

	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
(Dollars in millions) March 31, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,917	$6,917
Loans in forbearance	892	198	132	64	86	—	1,372
Loans in repayment — current	6,529	5,920	5,204	3,626	6,220	—	27,499
Loans in repayment — delinquent 31-60 days	381	171	136	72	99	—	859
Loans in repayment — delinquent 61-90 days	265	107	79	39	54	—	544
Loans in repayment — delinquent greater than 90 days	663	270	186	93	122	—	1,334

Total	$8,730	$6,666	$5,737	$3,894	$6,581	$6,917	38,525

Unamortized discount							(853)
Receivable for partially charged-off loans							1,250
Allowance for loan losses							(2,190)

Total Private Education Loans, net							$36,732

Loans in forbearance as a percentage of loans in repayment and forbearance	10.2%	3.0%	2.3%	1.7%	1.3%	—%	4.3%

	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
(Dollars in millions) June 30, 2011	0 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$7,216	$7,216
Loans in forbearance	990	200	118	57	65	—	1,430
Loans in repayment — current	8,254	5,844	4,131	3,040	4,725	—	25,994
Loans in repayment — delinquent 31-60 days	487	192	127	65	92	—	963
Loans in repayment — delinquent 61-90 days	327	108	66	32	42	—	575
Loans in repayment — delinquent greater than 90 days	735	281	150	73	100	—	1,339

Total	$10,793	$6,625	$4,592	$3,267	$5,024	$7,216	37,517

Unamortized discount							(861)
Receivable for partially charged-off loans							1,140
Allowance for loan losses							(2,043)

Total Private Education Loans, net							$35,753

Loans in forbearance as a percentage of loans in repayment and forbearance	9.2%	3.0%	2.6%	1.8%	1.3%	—%	4.7%

The monthly average number of loans granted forbearance as a percentage of loans in repayment and forbearance decreased to 4.5 percent in the second quarter of 2012 compared with the year-ago quarter of 5.0 percent. As of June 30, 2012, 2.1 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of June 30, 2012 (borrowers made payments on approximately 28 percent of these loans immediately prior to being granted forbearance).

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $2.4 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional bank deposits, the very predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our FFELP ABCP Facilities and the facility with the Federal Home Loan Bank in Des Moines (the “FHLB-DM Facility”); and we may also issue term ABS and unsecured debt.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term. We have $362 million of cash at the Bank as of June 30, 2012 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations.

The acquisition of loan portfolios may require additional funding. Additionally, it is our intent to refinance, primarily through securitizations, the FFELP Loans that are currently in the ED Conduit Program by its January 2014 maturity date. We currently have $15.9 billion of collateral in the ED Conduit Program. While the assets in this facility can be put to ED at the conclusion of the program thus eliminating a call on our liquidity, we intend to refinance these assets in the term ABS market prior to the facility’s expiration. In addition, capacity is maintained in our FFELP ABCP Facility and our FHLB-DM Facility to finance a portion of this collateral should term financing not be achieved or available.

Sources of Liquidity and Available Capacity

The following tables detail our main sources of primary liquidity.

Ending Balances

	As of
(Dollars in millions)	June 30, 2012	March 31, 2012	December 31, 2011
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,717	$2,439	$1,403
Sallie Mae Bank(1)	362	670	1,462

Total unrestricted cash and liquid investments	$3,079	$3,109	$2,865

Unencumbered FFELP Loans	$1,370	$1,080	$994

Average Balances

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,584	$1,656	$2,464	$2,120	$2,694
Sallie Mae Bank(1)	660	880	1,041	770	1,211

Total unrestricted cash and liquid investments	$3,244	$2,536	$3,505	$2,890	$3,905

Unencumbered FFELP Loans	$1,277	$1,080	$1,673	$1,178	$1,925

(1)	This cash will be used primarily to originate or acquire student loans at the Bank. Our ability to pay dividends from the Bank is subject to capital and liquidity requirements applicable to the Bank.

We may also have liquidity available under secured credit facilities to the extent we have eligible collateral and capacity available. Current borrowing capacity under the FFELP ABCP Facility and FHLB-DM Facility is determined based on each facility’s size, current usage and qualifying collateral from the unencumbered FFELP Loans reported as primary liquidity in the tables above. Additional borrowing capacity could be used to fund FFELP Loan portfolio acquisitions and to refinance FFELP Loans used as collateral in the ED Conduit Program

Facility. As of June 30, 2012, March 31, 2012 and December 31, 2011, the maximum additional amount we could borrow under these facilities was $10.5 billion, $10.5 billion and $11.3 billion, respectively. For the three months ended June 30, 2012, March 31, 2012 and June 30, 2011, the average maximum amount we could borrow under these facilities was $10.7 billion, $12.1 billion and $11.4 billion, respectively. For the six months ended June 30, 2012 and 2011 the average maximum amount we could borrow under these facilities was $11.4 billion and $11.7 billion, respectively. These maximum total amounts we can borrow are contingent upon obtaining eligible FFELP Loan collateral. If we use our unencumbered FFELP Loans as collateral to borrow against these facilities, the available capacity is reduced accordingly.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. At June 30, 2012, we had a total of $20.2 billion of unencumbered assets (which includes the assets that comprise our primary liquidity listed in the table above and are available to serve as collateral for our secured credit facilities discussed in the preceding paragraph), excluding goodwill and acquired intangibles. Total unencumbered student loans, net, comprised $11.5 billion of our unencumbered assets of which $10.1 billion and $1.4 billion related to Private Education Loans, net and FFELP Loans, net, respectively.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	June 30, 2012	March 31, 2012	June 30, 2011
Net assets of consolidated variable interest entities (encumbered assets)	$12.8	$12.8	$12.4
Tangible unencumbered assets(1)	20.2	20.9	21.4
Unsecured debt	(24.6)	(25.4)	(24.9)
Mark-to-market on unsecured hedged debt(2)	(1.8)	(1.7)	(1.6)
Other liabilities, net	(2.1)	(2.0)	(2.8)

Total tangible equity	$4.5	$4.6	$4.5

(1)	Excludes goodwill and acquired intangible assets.

(2)

At June 30, 2012, March 31, 2012 and June 30, 2011, there were $1.5 billion, $1.5 billion and $1.4 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	June 30, 2012			March 31, 2012			June 30, 2011
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$2,359	$16,131	$18,490	$2,192	$16,182	$18,374	$2,464	$16,787	$19,251
Brokered deposits	765	1,550	2,315	1,455	1,957	3,412	1,550	1,654	3,204
Retail and other deposits	2,367	—	2,367	2,311	—	2,311	1,487	—	1,487
Other(1)	1,422	—	1,422	1,284	—	1,284	1,004	—	1,004

Total unsecured borrowings	6,913	17,681	24,594	7,242	18,139	25,381	6,505	18,441	24,946

Secured borrowings:
FFELP Loans securitizations	—	107,545	107,545	—	107,211	107,211	—	110,649	110,649
Private Education Loans securitizations	—	19,803	19,803	—	18,334	18,334	—	21,815	21,815
ED Conduit Program facility	15,903	—	15,903	18,539	—	18,539	22,756	—	22,756
FFELP ABCP Facility	—	5,435	5,435	—	5,459	5,459	314	5,000	5,314
Private Education Loans ABCP Facility	—	1,764	1,764	—	2,666	2,666	—	—	—
Acquisition financing(2)	—	813	813	—	856	856	—	1,010	1,010
FHLB-DM Facility	1,680	—	1,680	1,250	—	1,250	1,000	—	1,000

Total secured borrowings	17,583	135,360	152,943	19,789	134,526	154,315	24,070	138,474	162,544

Total before hedge accounting adjustments	24,496	153,041	177,537	27,031	152,665	179,696	30,575	156,915	187,490
Hedge accounting adjustments	(3)	2,435	2,432	92	2,923	3,015	191	3,850	4,041

Total	$24,493	$155,476	$179,969	$27,123	$155,588	$182,711	$30,766	$160,765	$191,531

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

(2)	Relates to the acquisition of $25 billion of student loans at the end of 2010.

Transactions during the Second-Quarter 2012

The following financing transactions have taken place in the second quarter of 2012:

FFELP Financings:

•	May 3, 2012—issued $1.3 billion FFELP ABS.
•	June 14, 2012—issued $1.5 billion FFELP ABS.

Private Education Loan Financings:

•	April 12, 2012—issued $0.9 billion Private Education Loan ABS.
•	May 31, 2012—issued $1.1 billion Private Education Loan ABS.

Unsecured Financings:

•	June 18, 2012—issued $350 million unsecured debt with an average life of 4.5 years.

In addition, we paid a common stock dividend of $0.125 per share on June 15, 2012, and authorized an additional $400 million to be utilized in our ongoing share repurchase program. In second-quarter 2012, we repurchased 23.8 million shares of common stock at an aggregate purchase price of $341 million. During the first six months of 2012, we repurchased a total of 40.5 million shares at an aggregate purchase price of $609 million. At June 30, 2012, we had $291 million of remaining share repurchase authorization.

Recent Third-Quarter 2012 Transactions

The following financing transactions have taken place in the third quarter of 2012:

FFELP Financings:

•	July 10, 2012—priced $1.3 billion FFELP ABS.